Exhibit 99.1
Keros Therapeutics Appoints Charles Newton to its Board of Directors

LEXINGTON, Mass., Feb. 26, 2026 (GLOBE NEWSWIRE) -- Keros Therapeutics, Inc. (“Keros” or the “Company”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the transforming growth factor-beta (“TGF-ß”) family of proteins, today announced the appointment of Charles Newton to its Board of Directors, effective March 9, 2026.

“We are pleased to welcome Mr. Newton to Keros’ Board of Directors,” said Jean-Jacques Bienaimé, Chair of the Board of Directors. “His extensive expertise in healthcare finance and capital markets, coupled with his track record of helping companies navigate through key value inflection points in their clinical programs, will be highly complementary to the Board’s existing skillsets. As we continue to advance our pipeline, his perspective will be invaluable in supporting disciplined execution and positioning the Company for long-term growth and value creation.”

“I am thrilled to join Keros’ Board and leverage my experience helping biotechnology companies through critical growth to oversee the Company’s next phase of clinical development for rinvatercept (KER-065),” said Mr. Newton. “I look forward to collaborating with the Board and executive team to support the Company’s strategic priorities and continue advancing its mission of delivering meaningful and potentially disease-modifying benefits to patients.”

Mr. Newton served as the Chief Financial Officer of Lyell Immunopharma, Inc. from February 2021 until his retirement from Lyell in September 2025. Prior to Lyell, he served as Managing Director and Co-Head of Healthcare Investment Banking in the Americas at Bank of America. Earlier in his career, he served as Managing Director and Co-Head of Healthcare Investment Banking in the Americas at Credit Suisse, Managing Director and Head of Western Region Healthcare Investment Banking at Morgan Stanley and as a Corporate Finance Analyst at Lehman Brothers. Mr. Newton currently serves as a board member at Novavax, Inc. and Coherus Oncology, Inc. and previously served on the board of directors of 2seventy bio, Inc. until their acquisition by Bristol Myers Squibb, and Carmot Therapeutics, until their acquisition by Roche.

Mr. Newton holds a B.S. in Finance from Miami University and an M.B.A. from The Tuck School at Dartmouth College.

Concurrent with Mr. Newton joining Keros’ Board of Directors, the Company also announced that Carl Gordon, Ph.D., CFA, will be stepping down as a director of the Company, effective March 9, 2026.

President and Chief Executive Officer Jasbir Seehra, Ph.D., commented, "On behalf of the Board and executive team, we thank Carl for his outstanding service and contributions to the Keros Board. We wish him well in his future endeavors."

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the TGF-ß family of proteins. Keros is a leader in understanding the role of the TGF-ß family of proteins, which are master regulators of the growth, repair and maintenance of a number of tissues, including blood, bone, skeletal muscle, adipose and heart tissue. By leveraging this understanding, Keros has discovered and is developing protein therapeutics that have the potential to provide meaningful and potentially disease-modifying benefit to patients. Keros’ lead product candidate, rinvatercept, is being developed for the treatment of Duchenne muscular dystrophy and for the treatment of amyotrophic lateral sclerosis. Keros’ most advanced product candidate, elritercept, is being developed for the treatment of cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndrome and in patients with myelofibrosis.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “continue,” “potential” and “will” or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning: Keros’ expectations regarding the further advancement of its pipeline; and the expected contributions of Mr. Newton. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Keros’ limited operating history and historical losses; Keros’ ability to raise additional funding to complete the development and any commercialization of its product candidates; Keros’ dependence on the success of its product candidates, rinvatercept and elritercept; that Keros may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Keros’ ability to obtain, maintain and protect its intellectual property; and Keros’ dependence on third parties in connection with manufacturing, clinical trials and preclinical studies.

These and other risks are described more fully in Keros’ filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 5, 2025, and its other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Keros undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts

Investor Contact:
Justin Frantz
jfrantz@kerostx.com
617-221-6042

Media Contact:
Mahmoud Siddig / Adam Pollack / Viveca Tress
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449